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                                                                   EXHIBIT 10.14
                        [NEWPORT CORPORATION LETTERHEAD]



                                November 7, 1996



Mr. Richard E. Schmidt

     Re:  Retirement Compensation Package

Dear Dick:

     I am pleased to report that, in recognition of your outstanding service to the Company, the Company's Compensation Committee has approved a retirement compensation package for you. Accordingly, the Company agrees as follows:

     1.   Nonqualified Stock Options.  The Company agrees that the vesting of
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the nonqualified stock options currently held by you shall be accelerated, effective as of the date of your retirement as an employee of the Company, so as to be exercisable for all of the shares subject thereto (immediately prior to such acceleration, options for 33,750 shares remained unvested). In addition, the Company acknowledges and agrees that the option agreements governing such options permit you to exercise such options for so long as you serve as a member of the Company's Board of Directors, and for three (3) months thereafter.

     2.   Restricted Stock.  The Company agrees to amend the Restricted Stock
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Award Agreements governing the shares of restricted stock currently held by you so as to provide that service as a member of the Company's Board of Directors shall be deemed to constitute "employment with the Company" for purposes of
Section 2.1 thereof, so that the Termination Date (as defined in such Agreements) shall not be deemed to occur until termination of your service as a member of the Board.

     3.   Consulting Agreement.  The Company shall enter into a Consulting
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Agreement with you pursuant to which you will provide consulting services to the
Company for a period of one (1) year, which Agreement shall be renewable, in the sole discretion of the Company's Board of Directors, for up to four (4) additional one (1) year terms. Your compensation for such consulting services shall be $100,000 per year.

     4.   Health Insurance.  The Company shall provide you with supplemental
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health care insurance, without charge, for life.

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     If the foregoing is acceptable, please so indicate by executing a copy of this letter at the place indicated below and returning it to me at the Company. If you have any questions, please do not hesitate to call me.

                              Sincerely,

                              /s/ Robert G. Deuster

                              Robert G. Deuster



ACCEPTED AND AGREED:



/s/ Richard E. Schmidt
----------------------
Richard E. Schmidt


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